UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2016

Commission	Registrant; State of Incorporation;	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.

333-21011	FIRSTENERGY CORP.	34-1843785
(An Ohio Corporation)
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

000-53742	FIRSTENERGY SOLUTIONS CORP.	31-1560186
(An Ohio Corporation)
c/o FirstEnergy Corp.
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 6, 2016, FirstEnergy Corp. (FE) and certain of its subsidiaries entered into the following new credit facilities (New Facilities):

1.
a $4 billion five-year syndicated revolving credit agreement among FE, The Cleveland Electric Illuminating Company (CEI), Metropolitan Edison Company (ME), Ohio Edison Company (OE), Pennsylvania Power Company (Penn), The Toledo Edison Company (TE), Jersey Central Power & Light Company (JCP&L), Monongahela Power Company (MP), Pennsylvania Electric Company (PN), The Potomac Edison Company (PE) and West Penn Power Company (WP), as borrowers, Mizuho Bank, Ltd. (Mizuho), as administrative agent, and the lenders, fronting banks and swing line lenders identified therein (New FE Facility);

2.
a $1 billion five-year syndicated revolving credit agreement among FirstEnergy Transmission, LLC (FET), American Transmission Systems, Incorporated (ATSI), Mid-Atlantic Interstate Transmission, LLC (MAIT) and Trans-Allegheny Interstate Line Company (TrAIL), as borrowers, PNC Bank, National Association (PNC), as administrative agent, and the lenders and fronting banks identified therein (New FET Facility and together with the New FE Facility, New Syndicated Revolvers);

3.	a $1.2 billion five-year syndicated term loan credit agreement among FE, as borrower, Bank of America, N.A. (BofA), as administrative agent, and the lenders identified therein (New FE Term Loan); and

4.
a $700 million two-year secured revolving credit and surety credit support agreement among FirstEnergy Solutions Corp. (FES), as borrower, FirstEnergy Generation, LLC (FG) and FirstEnergy Nuclear Generation, LLC (NG), as guarantors, and FE, as lender (New FES Secured Facility).

The New Facilities were entered into in connection with the concurrent termination by FE and its subsidiaries of the following existing syndicated credit facilities that were to expire on March 31, 2019 (Prior Facilities):

1.
the $3.5 billion revolving credit agreement, dated as of June 17, 2011, as amended, among FE, CEI, ME, OE, Penn, TE, JCP&L, MP, PN, PE and WP, as borrowers, Mizuho, as successor administrative agent, and the lenders, fronting banks and swing line lenders identified therein (Prior FE Facility);

2.
the $1.5 billion revolving credit agreement, dated as of June 17, 2011, as amended, among FES and Allegheny Energy Supply Company LLC (AE Supply), as borrowers, JPMorgan Chase Bank, N.A. (JPMorgan), as administrative agent, and the lenders, fronting banks and swing line lenders identified therein (Prior FES/AE Supply Facility);

3.
the $1 billion revolving credit agreement, dated as of May 8, 2012, as amended, among FET, ATSI and TrAIL, as borrowers, and PNC, as administrative agent, and the lenders and fronting banks identified therein (Prior FET Facility);

4.
the $1 billion term loan credit agreement, dated as of March 31, 2014, among FE, as borrower, Mizuho, as successor administrative agent, and the lenders identified therein (Prior FE 2014 Term Loan); and

5.
the $200 million term loan credit agreement, dated as of May 29, 2015, among FE, as borrower, BofA, as administrative agent, and the lenders identified therein (Prior FE 2015 Term Loan and together with the Prior FE 2014 Term Loan, the Prior FE Term Loans).

New Syndicated Revolvers

Under the New FE Facility, an aggregate amount of $4 billion is available to be borrowed, repaid and reborrowed under a syndicated credit facility, subject to separate borrowing sublimits for each borrower including FE and its regulated distribution subsidiaries as described in the table below. Under the New FET Facility, an aggregate amount of $1 billion is available to be borrowed, repaid and reborrowed under a syndicated credit facility, subject to separate borrowing sublimits for each borrower including FE’s transmission subsidiaries as described in the table below.

The following table describes the borrowing sub-limits for each borrower under the New Syndicated Revolvers, as well as the limitations on short-term indebtedness applicable to each borrower under current regulatory approvals and applicable statutory and/or charter limitations, as of December 6, 2016:

Borrower	New FE Facility Sublimit	New FET Facility Sublimit	Regulatory and Other Short-Term Debt Limitation
	(in millions)
FE	$4,000	—	—	(1)
FET	—	1,000	—	(1)
OE	500	—	500	(2)
CEI	500	—	500	(2)
TE	500	—	500	(2)
JCP&L	600	—	500	(2)
ME	300	—	500	(2)
PN	300	—	300	(2)
WP	200	—	200	(2)
MP	500	—	500	(2)
PE	150	—	150	(2)
ATSI	—	500	500	(2)
Penn	50	—	100	(2)
TrAIL	—	400	400	(2)
MAIT	—	400	400	(3)
(1) No limitations.
(2) Includes amounts which may be borrowed under the regulated companies’ money pool.
(3) Federal Energy Regulatory Commission financing authorization pending.

Pursuant to the New Syndicated Revolvers, the banks listed below agreed to provide individual commitments as further described herein.

Bank	New FE Facility	New FET Facility
Mizuho	$251,550,000.00	$44,000,000.00
JPMorgan	$244,250,000.00	$44,000,000.00
PNC	$244,250,000.00	$44,000,000.00
BofA	$237,250,000.00	$44,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$237,250,000.00	$44,000,000.00
Citibank, N.A.	$251,650,000.00	$44,000,000.00
The Bank of Nova Scotia	$244,250,000.00	$44,000,000.00
Barclays Bank PLC	$244,250,000.00	$44,000,000.00
CoBank, ACB	$90,100,000.00	$175,000,000.00
Canadian Imperial Bank of Commerce, New York Branch	$125,000,000.00	$100,000,000.00
Goldman Sachs Bank USA	$198,600,000.00	$38,000,000.00
Morgan Stanley Bank, N.A.	$94,727,572.92	$18,112,488.08
Morgan Stanley Senior Funding, Inc.	$103,872,427.08	$19,887,511.92
Sumitomo Mitsui Banking Corporation	$187,000,000.00	$38,000,000.00
TD Bank, N.A.	$187,000,000.00	$38,000,000.00
U.S. Bank National Association	$187,000,000.00	$38,000,000.00
KeyBank National Association	$172,700,000.00	$50,000,000.00
Santander Bank, N.A.	$152,300,000.00	$38,000,000.00
Fifth Third Bank	$129,000,000.00	$32,300,000.00
Industrial and Commercial Bank of China Limited, New York Branch	$178,300,000.00	—
The Bank of New York Mellon	$105,400,000.00	$28,100,000.00
Citizens Bank, N.A.	$64,500,000.00	$16,100,000.00
The Huntington National Bank	$47,100,000.00	$12,900,000.00
First National Bank of Pennsylvania	$22,700,000.00	$5,600,000.00
TOTAL	$4,000,000,000.00	$1,000,000,000.00

Initial borrowings under the New Syndicated Revolvers were used by the applicable borrowers to pay off outstanding obligations under the Prior FE Facility and Prior FET Facility at the time of their termination. Commitments under each of the New Syndicated Revolvers will be available until December 6, 2021, unless the lenders agree, at the request of the applicable borrowers, to up to two additional one-year extensions. Additional proceeds from the New FE Facility may be used for working capital and other general corporate purposes of the borrowers and their subsidiaries, including intercompany loans and advances by a borrower to any of its subsidiaries, including FES, AE Supply, FirstEnergy Nuclear Operating Company (FENOC), Bay Shore Power Company and their respective subsidiaries. Additional proceeds under the New FET Facility may be used for working capital and other general corporate purposes of the borrowers and their subsidiaries.

Generally, borrowings under the New Syndicated Revolvers are available to each borrower separately and will mature on the earlier of 364 days from the date of borrowing (or 10 days in the case of a swing line advance under the New FE Facility) or the commitment termination date, as the same may be extended. Upon a borrower demonstrating to the administrative agent authorization to borrow amounts maturing more than 364 days from the date of borrowing, its borrowings will mature on the latest commitment termination date.

Borrowings under the New Syndicated Revolvers may take the form of alternate base rate advances or eurodollar rate advances, borrowed pro rata from all lenders in proportion to their respective commitments. Borrowings under the New FE Facility may also be made from time to time on a same-day basis directly from one or more swing line lenders in an aggregate amount not to exceed $250 million for periods of up to ten days.

Outstanding alternate base rate advances will bear interest at a fluctuating interest rate per annum equal to the sum of an applicable margin for alternate base rate advances determined by reference to the applicable borrower’s then-current senior unsecured non-credit enhanced debt ratings (reference ratings) plus the highest of (i) the “prime rate” published by the Wall Street Journal from time to time, (ii) the sum of 1/2 of 1% per annum plus the federal funds rate in effect from time to time and (iii) the London Interbank Offered Rate (LIBOR) for a one-month interest period plus 1%. Outstanding eurodollar rate advances will bear interest at LIBOR for interest periods of one week or one, two, three or six months plus an applicable margin determined by reference to the applicable borrower’s reference ratings. Swing line loans under the New FE Facility will bear interest at a rate per annum equal to the sum of the alternate base rate plus an applicable margin determined by reference to the applicable borrower’s reference ratings. Changes in reference ratings of a borrower would lower or raise its applicable margin depending on whether ratings improved or were lowered, respectively.

Under each of the New Syndicated Revolvers, the applicable borrowers will pay the lenders a commitment fee on the amount of the unused commitments on a quarterly basis.

In addition, under each of the New Syndicated Revolvers, borrowers may request from time to time the issuance of letters of credit which are renewable upon the request of the borrowers and which expire upon the earlier of one year from the date of issuance or the third business day preceding the commitment termination date applicable to the issuing bank under the New FE Facility or New FET Facility, as applicable. The stated amount of outstanding letters of credit will count against total commitments available under the New Syndicated Revolvers and against the applicable borrower’s sub-limit under such facility. Currently, the initial fronting banks have agreed to issue up to an aggregate amount of $250 million of letters of credit under the New FE Facility (which may be increased up to an aggregate amount of $700 million if and to the extent that additional fronting bank commitments are obtained) and $100 million of letters of credit under the New FET Facility. Each borrower will pay the lenders a fee equal to the then-applicable margin for eurodollar rate advances for such borrower multiplied by the stated amount of each letter of credit issued for its account, in each case for the number of days that such letter of credit is issued but undrawn, payable quarterly in arrears.

Under the terms of the New Syndicated Revolvers, borrowings are available upon customary representations and warranties, terms and conditions for facilities of this type, and the borrowers are subject to certain customary affirmative and negative covenants, including limitations on the ability to sell, lease, transfer or dispose of assets, to grant or permit liens upon properties to secure debt, to merge or consolidate, subject to certain exceptions, the ability to enter into any prohibited transactions as defined in the Employee Retirement Income Security Act of 1974 or the ability to use the proceeds of any borrowing for prohibited purposes. Each borrower is also required to maintain a consolidated debt to total capitalization ratio, as defined in each of the New Syndicated Revolvers, of no more than 0.65 to 1.00, or in the case of FET, 0.75 to 1.00. For purposes of calculating FE’s ratio, the total capitalization denominator provides for certain permitted adjustments including (i) an exclusion for certain previously incurred after-tax, non-cash write-downs and non-cash charges and other permitted charges of approximately $2.75 billion, which exclusions had been incorporated in the ratio in the Prior FE Facility and Prior FE Term Loans and (ii) a new exclusion for future after-tax, non-cash write-downs and non-cash charges up to $5.5 billion related to asset impairments attributable to the power generation assets owned by FES, AE Supply and each of their subsidiaries.

Under the New FE Facility, FE is now also required to maintain a minimum interest coverage ratio of 1.75 to 1.00 until December 31, 2017, 2.00 to 1.00 beginning January 1, 2018 until December 31, 2018, 2.25 to 1.00 beginning January 1, 2019 until December 31, 2019, and 2.50 to 1.00 beginning January 1, 2020 until December 31, 2021.
Borrowings under each of the New Syndicated Revolvers are subject to acceleration upon the occurrence of events of default that each borrower considers usual and customary, including a cross-default to other indebtedness of such borrower or its significant subsidiaries in excess of $100 million and defaults for certain bankruptcy or insolvency events of such borrower or its significant subsidiaries. As in the Prior FE Facility, FES, AE Supply and their subsidiaries are excluded from these defaults for FE. In addition to the changes to FE’s debt to total capitalization ratio covenant described above, other changes were implemented in the New FE Facility to further insulate FE from certain adverse events that may occur at FES, AE Supply and their subsidiaries. Additionally, the exclusion of those subsidiaries from, among other things, the definition of “significant subsidiaries” generally, which results in their further exclusion from FE’s covenants relating to limitations on liens and sales of assets and defaults related to adverse judgments in excess of $100 million. Any failure by FE to comply with the minimum interest coverage ratio covenant would not impact any other borrower’s ability to borrow under the New FE Facility.

The borrowers paid customary arrangement and upfront fees to the arranging banks and other lenders in connection with the closing of the New Syndicated Revolvers. FE and certain of the other borrowers and their affiliates maintain ordinary banking and investment banking relationships with lenders under the New Syndicated Facilities.

New FE Term Loan

On December 6, 2016, the New FE Term Loan was fully drawn from the lenders under their respective commitments set forth in the table below and FE used the proceeds to repay advances outstanding under the Prior FE Term Loans. Interest is payable on the unpaid principal amount until repaid in full. FE must repay the principal amount no later than December 6, 2021, the maturity date of the New FE Term Loan.

The initial borrowing under the New FE Term Loan, which took the form of a Eurodollar rate advance, may be converted from time to time, in whole or in part, to alternate base rate advances or other Eurodollar rate advances. Outstanding alternate base rate advances will bear interest at a fluctuating interest rate per annum equal to the sum of an applicable margin for alternate base rate advances determined by reference to FE’s reference ratings plus the highest of (i) the administrative agent’s publicly-announced “prime rate”, (ii) the sum of 1/2 of 1% per annum plus the Federal Funds Rate in effect from time to time and (iii) the rate of interest per annum appearing on a nationally-recognized service such as the Dow Jones Market Service (Telerate) equal to one-month LIBOR on each day plus 1%. Outstanding eurodollar rate advances will bear interest at LIBOR for interest periods of one week or one, two, three or six months plus an applicable margin determined by reference to FE’s reference ratings. Changes in FE’s reference ratings would lower or raise its applicable margin depending on whether ratings improved or were lowered, respectively.

The New FE Term Loan contains customary representations and warranties, terms and conditions, and is subject to customary affirmative and negative covenants. The representations and warranties, covenants and default provisions under the New FE Term Loan are substantially identical to those applicable to FE under the New FE Facility described above, including the debt to total capitalization ratio and interest coverage ratio financial covenants. FE and its affiliates maintain ordinary banking and investment banking relationships with certain of the lenders under the New FE Term Loan.

The following banks are parties to the New FE Term Loan with individual commitments listed below:

Banks	Commitment Amount
Mizuho	$59,700,000.00
JPMorgan	$67,000,000.00
PNC	$67,000,000.00
BofA	$74,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	—
MUFG Union Bank, N.A.	$74,000,000.00
Citibank, N.A.	$59,600,000.00
The Bank of Nova Scotia	$67,000,000.00
Barclays Bank PLC	$67,000,000.00
CoBank, ACB	$44,900,000.00
Canadian Imperial Bank of Commerce, New York Branch	$70,000,000.00
Goldman Sachs Bank USA	$58,400,000.00
Morgan Stanley Bank, N.A.	$27,855,439.37
Morgan Stanley Senior Funding, Inc.	$30,544,560.63
Sumitomo Mitsui Banking Corporation	$70,000,000.00
TD Bank, N.A.	$70,000,000.00
U.S. Bank National Association	$70,000,000.00
KeyBank National Association	$29,300,000.00
Santander Bank, N.A.	$45,700,000.00
Fifth Third Bank	$38,700,000.00
Industrial and Commercial Bank of China Limited, New York Branch	$21,700,000.00
The Bank of New York Mellon	$41,500,000.00
Citizens Bank, N.A.	$19,400,000.00
The Huntington National Bank	$20,000,000.00
First National Bank of Pennsylvania	$6,700,000.00
TOTAL	$1,200,000,000.00

FE paid customary arrangement and upfront fees to the arranging banks and other lenders in connection with the closing of the New FE Term Loan. FE maintains ordinary banking and investment banking relationships with lenders under the New FE Term Loan.

New FES Secured Facility

Under the New FES Secured Facility, FE, as lender, is providing a commitment to make revolving loans to FES of $500 million and additional secured credit support of $200 million. Subject to certain terms and conditions, FE has agreed to provide credit support for the account of FES in an aggregate amount not to exceed $200 million (Surety Credit Support) relating to a certain surety bond for the benefit of the Pennsylvania Department of Environmental Protection with respect to Little Blue Run, and each other surety bond designated in writing to FE. Borrowings and Surety Credit Support will be available under the New FES Secured Facility until December 31, 2018.

Under the New FES Secured Facility, borrowings are available upon customary representations and warranties, terms and conditions for facilities of this type, and FES, as borrower, is subject to certain customary affirmative and negative covenants, including limitations on the ability to sell, lease, transfer or dispose of assets, to grant or permit liens upon properties to secure debt, incur debt, to merge or consolidate, the ability to use the proceeds of any borrowing for prohibited purposes or permit any modification, amendment, termination or release of the mortgage indentures described below in a manner that is disproportionately adverse to FE as a lender as compared to all other holders of first mortgage bonds, taken as a whole.

Borrowings under the New FES Secured Facility are subject to acceleration upon the occurrence of events of default that the parties consider usual and customary, including a cross-acceleration to other indebtedness of FES or its subsidiaries in excess of $50 million and an event of default for certain judgments or orders or arbitration awards for the payment of money exceeding any applicable insurance coverage by more than $50 million if there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment, order or award shall not be in effect.

Each of FG and NG, will act as guarantors under the New FES Secured Facility and will deliver first mortgage bonds to FE, as lender, in the aggregate principal amount of $700 million. The NG first mortgage bonds will be issued under the Sixth

Supplemental Indenture, to the Open-End Mortgage, General Mortgage Indenture and Deed of Trust, dated as of June 1, 2009, by and between NG and The Bank of New York Mellon Trust Company, N.A. (BNYMTC), as trustee, and secured primarily by a valid first lien on substantially all of NG’s property used, or to be used, in connection with the generation and production of electric energy, subject to certain exceptions. The FG first mortgage bonds will be issued under the Ninth Supplemental Indenture, to the Open-End Mortgage, General Mortgage Indenture and Deed of Trust, dated as of June 19, 2008, by and between FG and BNYMTC, as trustee, and secured primarily by a valid first lien on substantially all of FG’s property used, or to be used, in connection with the generation and production of electric energy, subject to certain exceptions. Delivery of the first mortgage bonds to FE is a condition to the initial borrowing by FES under the New FES Secured Facility and also to the Surety Credit Support.

In connection with the cancellation of the Prior FES/AE Supply Facility and entry into the New FES Secured Facility, certain commitments and amendments associated with shared services and operational matters are being made as follows:

(i)	a new Subordination Agreement among the loan parties to the New FES Secured Facility;

(ii)
amendments to the Service Agreement by and between FirstEnergy Service Company (FESC), FES, FG and NG, dated April 25, 2011 (Service Company Agreement) pursuant to which FESC’s ability to exercise termination rights thereunder, will be modified to prevent such exercise until no earlier than December 31, 2018, including exceptions for a change in control of FES or its subsidiaries;

(iii)
amendments to the Fifth Amended and Restated Non-Utility Money Pool Agreement, dated as of December 19, 2013, by and among FirstEnergy, FES, FG, NG, AE Supply and the other parties thereto relating to continued access to the money pool for FES, FG, NG and FENOC without a commitment by FE and the other participants to fund loans to any of FES, FG, NG and FENOC; and

(iv)
a side letter between FE and FES relating to (a) the New FE Facility, the Intercompany Income Tax Allocation Agreement, effective February 24, 2011, among FE, FES and the other parties thereto (Tax Allocation Agreement) relating to FE making or causing each other participant in the Tax Allocation Agreement to make any payments due FES and its subsidiaries in accordance with the Tax Allocation Agreement, provided that such payments shall cease upon FES and its subsidiaries ceasing to be members of the Consolidated Group (as defined in the Tax Allocation Agreement); (b) the completion of certain modifications to FE’s cash management and accounting systems by May 22, 2017; and (c) an agreement by FE that it will not enter into any modification to the New FE Facility that would be reasonably likely to materially and adversely affect FE’s ability to comply with its obligations under the New FES Secured Facility.

Other Amendments

FE is a guarantor under a syndicated senior secured term loan facility due March 3, 2020, under which Global Mining Holding Company LLC (Global Holding), a joint venture between FE and certain third parties that owns the Signal Peak mining operations, borrowed $300 million. In addition to FE, certain direct or indirect subsidiaries of Global Holding, continue to provide their joint and several guaranties of the obligations of Global Holding under this facility. In connection with the entry into the New FE Facility, FE and the other parties to this facility entered into amendments to conform, restate and amend certain definitions, covenants and other provisions of the facility and related guaranties to align with the provisions of the New FE Facility.

The foregoing descriptions of the various agreements referenced above do not purport to be complete and are qualified in their entirety by reference to the agreements themselves. The New FE Facility, New FET Facility, New FE Term Loan and New FES Secured Facility are filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Form 8-K, and are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On December 6, 2016, FE and certain subsidiaries terminated the following existing syndicated revolving credit facilities and term loans in connection with the entry into the New FE Facility, the New FET Facility, the New FE Term Loan and the New FES Secured Facility:

1.	the Prior FE Facility;

2.	the Prior FES/AE Supply Facility;

3.	the Prior FET Facility;

4.	the Prior FE 2014 Term Loan; and

5.	the Prior FE 2015 Term Loan.

At the time of its termination, the Prior FES/AE Supply Facility was undrawn. Amounts outstanding under the other Prior Facilities at the time of their termination were repaid with borrowings under the applicable New Facilities. Management expects that AE Supply will have sufficient liquidity from cash from operations and its access to the FE unregulated subsidiary money pool.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

 Item 8.01 Other Events

Appointment of New FES Directors

On November 15, 2016, the sole shareholder of FES removed Charles E. Jones, James H. Lash and James F. Pearson from the FES Board of Directors (FES Board) and, effective as of November 16, 2016, elected Samuel L. Belcher, Donald A. Moul and Donald R. Schneider to serve until their successor is elected or until their earlier resignation or removal. On November 16, 2016, the new directors unanimously approved an increase in the size of the FES Board from three to five members, and elected John C. Blickle and James C. Boland to fill the two vacancies, each to serve until his successor is elected or until his earlier resignation or removal from such position. Each of Messrs. Blickle and Boland was determined to be independent and disinterested by the FES Board. The compensation to be received by each non-employee director includes an annual fixed sum of $230,000 for attendance at all regular meetings of the Board to be paid in equal quarterly payments, a fixed sum of $1,500 for attendance at each special board meeting (including site visits, if any) paid quarterly and reimbursement on demand of all reasonable expenses of attendance for each regular or special meeting attended in person.

Mr. Belcher, 48, a director of FES, is also president, chief nuclear officer and a director of FENOC and president, chief nuclear officer and serves as a member of the board of managers of FES’ subsidiaries, FG and NG . From April 2011 to December 2012, he was a senior vice president, site operations of Constellation Energy Nuclear Group and prior to that held various managerial and operational positions at Constellation’s Nine Mile Point Nuclear Station and with FENOC.

Mr. Blickle, 66, a non-employee director of FES, is the president of Rubber City Arches, LLC, which is the owner and operator of 20 McDonald’s franchises located throughout northeast Ohio. His prior work experience includes serving as a partner of Sorkin, Thayer & Company, a public accounting firm, including in the role of managing partner and president. Mr. Blickle served as the lead director and audit committee chair of FirstMerit Bank until August 2016. Mr. Blickle also serves as a trustee of the University of Akron Foundation and has been a director and trustee of several educational institutions and civic organizations.

Mr. Boland, 76, a non-employee director of FES, is the chairman of Jobs Ohio and a board member of the Center for Global Business Studies. From 1976 to 1998, he served as a partner at Ernst & Young, including Vice Chairman and member of its Management Committee. From 1998 to 2002, he served as president and chief executive officer of the Cleveland Cavaliers and the Gund Arena. He served as its vice chairman from January 1, 2003 to June 30, 2007. His prior experience includes directorships with Goodyear Tire and Rubber Company, Invacare, The Sherwin-Williams Company, Cardinal Commerce Corporation, International Steel Group, Westfield Group, and DDR Corp. as well as several civic, philanthropic and charitable organizations.

Mr. Moul, 51, a director of FES, is also president and serves as a member of the board of managers of FES’ subsidiaries, FG and NG. He has held various positions with FENOC, OE and FES. Prior to 2004, he served in a number of nuclear power plant management roles including positions at Cook Nuclear Plant in Michigan, Salem Nuclear Power Plant in New Jersey and Beaver Valley Nuclear Power Station in Shippingport, Pennsylvania while it was operated by Duquesne Light.

Mr. Schneider, 55, a director of FES, is also the president of FES since 2009. Mr. Schneider also serves as a member of the board of managers of FES’ subsidiaries, FG and NG. His prior work experience includes various engineering and maintenance positions in the generation area, including plant manager of the Bruce Mansfield Plant, and in managerial positions at FES.

As independent directors of FES, Messrs. Blickle and Boland participated in the authorization of the termination of the Prior FES/AE Supply Facility and the entry into the New FES Secured Facility with FE and the supplemental agreements related thereto.

FES Ratings Changes

On December 2, 2016, S&P Global Ratings (S&P) announced it lowered the corporate credit ratings on FES to “CCC+” from “B”. The outlook is negative. It also revised the senior secured issue-level ratings to “B” and the unsecured ratings were lowered to CCC+.

Update on Strategic Review of Competitive Energy Services

As previously disclosed, a strategic review by FE of its competitive operations is underway and is focused on the sale of gas and hydroelectric units within the competitive energy services segment as well as exploring all alternatives for the remaining generation assets at FES and AE Supply, including, but not limited to, legislative efforts to convert generation from competitive operations to a regulated or regulated-like construct. Each of FE and FES have engaged separate advisors to assist them in their endeavors as they explore strategic alternatives. Under the New FE Facility, material asset impairments resulting from the sale or deactivation of generation assets or from a determination by management of its intent to exit competitive generation assets before the end of their estimated useful life resulting from the inability to implement alternative strategies, adverse judgments or an FES bankruptcy filing are not expected to result in an event of default for FE under the New FE Facility or the New FE Term Loan, although FE cannot provide any assurance that any charges for material asset impairments at FES, AE Supply or their subsidiaries will not jeopardize FE’s ability to comply with the debt to capitalization ratio covenant described above.

Adverse outcomes in coal transportation contract disputes, the inability to refinance 2018 debt maturities, or lack of viable alternative strategies could cause FES to take one or more of the following actions: (i) restructuring of debt and other financial obligations, (ii) borrowings under the New FES Secured Facility, (iii) further asset sales or plant deactivations, and/or (iv) seek protection under bankruptcy laws. There are significant commercial and other relationships among FE, FES and other FE subsidiaries, including, but not limited to, AE Supply and FENOC. These relationships include shared services, cash management, intercompany loans, tax sharing and energy-related purchases and sales, among others, which would be subject to review and possible challenge in the event of an FES bankruptcy proceeding. FE is unable to estimate the outcome of such challenges or other claims arising out of an FES bankruptcy proceeding, any resulting material losses, obligations or other liabilities of FE and/or its consolidated subsidiaries or their possible material adverse effect on the business, results of operations and financial condition of FE and its consolidated subsidiaries, including, but not limited to, AE Supply. In the event FES seeks protection under the bankruptcy laws, FENOC may similarly seek protection under bankruptcy laws.

AE Supply is currently pursuing the sale of its gas and hydroelectric units. On December 1, 2016, AE Supply entered into a non-binding letter of intent, with an exclusivity provision which expires December 31, 2016, for the sale of its Springdale, Chambersburg, Gans and Hunlock gas facilities and its ownership interest in the Bath hydroelectric facility, with a combined net book value of approximately $1,197 million. The anticipated purchase price for these assets is $885 million, including approximately $305 million of indebtedness anticipated to be assumed by the buyer in connection with the consummation of the transaction. In the event that AE Supply enters into a definitive agreement with respect to this transaction, the closing will be subject to various closing conditions, including regulatory approvals and the receipt of third party consents. There is no assurance that AE Supply will enter into a definitive agreement with respect to the transaction described above, or that such transaction will be consummated on the terms described above, or at all.

Post-US Presidential and Congressional Elections Impact on Interest Rate Risk

Following the November 2016 United States presidential and congressional elections, U.S. and global financial markets have responded with significant volatility. FE recognizes as a pension and other post-employment benefits (OPEB) mark-to-market adjustment the change in the fair value of plan assets and net actuarial gains or losses for its pension and OPEB plans in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement. Given recent volatility in the financial markets, the range of the anticipated pre-tax mark-to-market adjustment (net of amounts capitalized) reported previously in FE’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 has declined. However, there can be no assurance that the improved performance will be maintained given the current market volatility.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1
Credit Agreement, dated as of December 6, 2016, among FirstEnergy, The Cleveland Electric Illuminating Company, Metropolitan Edison Company, Ohio Edison Company, Pennsylvania Power Company, The Toledo Edison Company, Jersey Central Power & Light Company, Monongahela Power Company, Pennsylvania Electric Company, The Potomac Edison Company and West Penn Power Company, as borrowers, Mizuho Bank, Ltd., as administrative agent, and the lending banks and swing line lenders identified therein

10.2
Credit Agreement, dated as of December 6, 2016, among FirstEnergy Transmission, LLC, American Transmission Systems, Incorporated, Mid-Atlantic Interstate Transmission, LLC and Trans-Allegheny Interstate Line Company, as borrowers, and PNC Bank, National Association, as administrative agent, the banks and the fronting banks identified therein

10.3	Term Loan Credit Agreement, dated as of December 6, 2016, among FirstEnergy Corp., the banks named therein and Bank of America, N.A., as Administrative Agent
10.4
Credit Agreement, dated as of December 6, 2016, among FirstEnergy Solutions Corp., as Borrowers, FirstEnergy Generation, LLC and FirstEnergy Nuclear Generation, LLC, as Guarantors and FirstEnergy Corp., as Lender

Forward-Looking Statements: This Form 8-K includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management's intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” "forecast," "target," "will," "intend," “believe,” "project," “estimate," "plan" and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, which may include the following: the speed and nature of increased competition in the electric utility industry, in general, and the retail sales market in particular; the ability to experience growth in the Regulated Distribution and Regulated Transmission segments; the accomplishment of our regulatory and operational goals in connection with our transmission investment plan, including, but not limited to, the proposed transmission asset transfer to Mid-Atlantic Interstate Transmission, LLC, and the effectiveness of our strategy to reflect a more regulated business profile; changes in assumptions regarding economic conditions within our territories, assessment of the reliability of our transmission system, or the availability of capital or other resources supporting identified transmission investment opportunities; the impact of the regulatory process and resulting outcomes on the matters at the federal level and in the various states in which we do business including, but not limited to, matters related to rates and the Electric Security Plan IV; the impact of the federal regulatory process on Federal Energy Regulatory Commission (FERC)-regulated entities and transactions, in particular FERC regulation of wholesale energy and capacity markets, including PJM Interconnection, L.L.C. (PJM) markets and FERC-jurisdictional wholesale transactions; FERC regulation of cost-of-service rates, including FERC Opinion No. 531's revised Return on Equity methodology for FERC-jurisdictional wholesale generation and transmission utility service; and FERC’s compliance and enforcement activity, including compliance and enforcement activity related to North American Electric Reliability Corporation’s mandatory reliability standards; the uncertainties of various cost recovery and cost allocation issues resulting from American Transmission Systems, Incorporated's realignment into PJM; economic or weather conditions affecting future sales and margins such as a polar vortex or other significant weather events, and all associated regulatory events or actions; changing energy, capacity and commodity market prices including, but not limited to, coal, natural gas and oil prices, and their availability and impact on margins and asset valuations, including without limitation impairments thereon; the risks and uncertainties at the Competitive Energy Services (CES) segment, including FirstEnergy Solutions Corp. and its subsidiaries and FirstEnergy Nuclear Operating Company, related to continued depressed wholesale energy and capacity markets, and the viability and/or success of strategic business alternatives, such as potential CES generating unit asset sales, the potential conversion of the remaining generation fleet from competitive operations to a regulated or regulated-like construct or the potential need to deactivate additional generating units; the risks and uncertainties associated with a lack of viable alternative strategies regarding the CES segment, thereby causing FES to seek protection under the bankruptcy laws and the losses, liabilities and claims arising from such bankruptcy proceeding; the continued ability of our regulated utilities to recover their costs; costs being higher than anticipated and the success of our policies to control costs and to mitigate low energy, capacity and market prices; other legislative and regulatory changes, and revised environmental requirements, including, but not limited to, the effects of the United States Environmental Protection Agency’s Clean Power Plan, Coal Combustion Residuals regulations, Cross-State Air Pollution Rule and Mercury and Air Toxics Standards programs, including our estimated costs of compliance, Clean Water Act (CWA) waste water effluent limitations for power plants, and CWA 316(b) water intake regulation; the uncertainty of the timing and amounts of the capital expenditures that may arise in connection with any litigation, including New Source Review litigation, or potential regulatory initiatives or rulemakings (including that such initiatives or rulemakings could result in our decision to deactivate or idle certain generating units); the uncertainties associated with the deactivation of older regulated and competitive units, including the impact on vendor commitments, such as long-term fuel and transportation agreements, and as it relates to the reliability of the transmission grid, the timing thereof; the impact of other future changes to the operational status or availability of our generating units and any capacity performance charges associated with unit unavailability; adverse regulatory or legal decisions and outcomes with respect to our nuclear operations (including, but not limited to, the revocation or non-renewal of necessary licenses, approvals or operating permits by the Nuclear Regulatory Commission or as a result of the incident at Japan's Fukushima Daiichi Nuclear Plant); issues arising from the indications of cracking in the shield building at Davis-Besse; the risks and uncertainties associated with litigation, arbitration, mediation and like proceedings, including, but not limited to, any such proceedings related to vendor commitments, such as long-term fuel and transportation agreements; the impact of labor disruptions by our unionized workforce; replacement power costs being higher than anticipated or not fully hedged; the ability to comply with applicable state and federal reliability standards and energy efficiency and peak demand reduction mandates; changes in customers' demand for power, including, but not limited to, changes resulting from the implementation of state and federal energy efficiency and peak demand reduction mandates; the ability to accomplish or realize anticipated benefits from strategic and financial goals, including, but not limited to, the ability to continue to reduce costs and to successfully execute our financial plans designed to improve our credit metrics and strengthen our balance sheet through, among other actions, our cash flow improvement plan and other proposed capital raising initiatives; our ability to improve electric commodity margins and the impact of, among other factors, the increased cost of fuel and fuel transportation on such margins; changing market conditions that could affect the measurement of certain liabilities and the value of assets held in our Nuclear Decommissioning Trusts, pension trusts and other trust funds, and cause us and/or our subsidiaries to make additional contributions sooner, or in amounts that are larger than currently anticipated; the impact of changes to significant accounting policies; the ability to access the public securities and other capital and credit markets in accordance with our financial plans, the cost of such capital and overall condition of the capital and credit markets affecting us and our subsidiaries; further actions that may be taken by credit rating agencies that could negatively affect us and/or our subsidiaries' access to financing, increase the costs thereof, increase requirements to post additional collateral to support, or accelerate payments under outstanding commodity positions, letters of credit and other financial guarantees, and the impact of these events on the financial condition and liquidity of FirstEnergy and/or its subsidiaries, specifically the subsidiaries within the

CES segment; the risks and uncertainties surrounding FirstEnergy’s need to obtain waivers from its bank group under FirstEnergy’s credit facilities caused by a debt to total capitalization ratio, as defined under each of such credit facilities, in excess of 65% resulting from impairment charges or other events at CES; changes in national and regional economic conditions affecting us, our subsidiaries and/or our major industrial and commercial customers, and other counterparties with which we do business, including fuel suppliers; the impact of any changes in tax laws or regulations or adverse tax audit results or rulings; issues concerning the stability of domestic and foreign financial institutions and counterparties with which we do business; the risks associated with cyber-attacks and other disruptions to our information technology system that may compromise our generation, transmission and/or distribution services and data security breaches of sensitive data, intellectual property and proprietary or personally identifiable information regarding our business, employees, shareholders, customers, suppliers, business partners and other individuals in our data centers and on our networks; and the risks and other factors discussed from time to time in our United States Securities and Exchange Commission (SEC) filings, and other similar factors. Dividends declared from time to time on FirstEnergy Corp.'s common stock during any period may in the aggregate vary from prior periods due to circumstances considered by FirstEnergy Corp.'s Board of Directors at the time of the actual declarations. A security rating is not a recommendation to buy or hold securities and is subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating. The foregoing factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and risks that are included in our filings with the SEC, including but not limited to the most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update, except as required by law, any forward-looking statements contained herein as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto authorized.

December 6, 2016

FIRSTENERGY CORP.
Registrant

By:	/s/ K. Jon Taylor
K. Jon Taylor Vice President, Controller and Chief Accounting Officer

FIRSTENERGY SOLUTIONS CORP.
Registrant

By:	/s/ Jason J. Lisowski
Jason J. Lisowski Treasurer and Controller

Exhibit Index

Exhibit No.	Description

10.1
Credit Agreement, dated as of December 6, 2016, among FirstEnergy, The Cleveland Electric Illuminating Company, Metropolitan Edison Company, Ohio Edison Company, Pennsylvania Power Company, The Toledo Edison Company, Jersey Central Power & Light Company, Monongahela Power Company, Pennsylvania Electric Company, The Potomac Edison Company and West Penn Power Company, as borrowers, Mizuho Bank, Ltd., as administrative agent, and the lending banks and swing line lenders identified therein

10.2
Credit Agreement, dated as of December 6, 2016, among FirstEnergy Transmission, LLC, American Transmission Systems, Incorporated, Mid-Atlantic Interstate Transmission, LLC and Trans-Allegheny Interstate Line Company, as borrowers, and PNC Bank, National Association, as administrative agent, the banks and the fronting banks identified therein

10.3	Term Loan Credit Agreement, dated as of December 6, 2016, among FirstEnergy Corp., the banks named therein and Bank of America, N.A., as Administrative Agent
10.4
Credit Agreement, dated as of December 6, 2016, among FirstEnergy Solutions Corp., as Borrowers, FirstEnergy Generation, LLC and FirstEnergy Nuclear Generation, LLC, as Guarantors and FirstEnergy Corp., as Lender